Exhibit 5.2

MILLER NASH LLP
Attorneys at Law
Pier 70
2801 Alaskan Way, Suite 300
Seattle, Washington  98121

TELEPHONE: (206) 624-8300
FACSIMILE: (206) 340-9599
www.millernash.com

May 24, 2021

The Board of Directors

First Northwest Bancorp

105 West 8th Street

Port Angeles, Washington 98362

Ladies and Gentlemen:

We have acted as Washington counsel to First Northwest Bancorp, a Washington corporation (the "Company"), in connection with the Company’s proposed offer to exchange, pursuant to a registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), up to $40,000,000 aggregate principal amount of the Company’s 3.75% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “Exchange Notes”) for the Company’s outstanding 3.75% Fixed-to-Floating Rate Subordinated Notes due 2031 originally issued on March 25, 2021 (the “Initial Notes”), as contemplated by the Registration Rights Agreement, dated as of March 25, 2021, by and among the Company and the purchasers of the Initial Notes. The Exchange Notes will be issued under the indenture dated as of March 25, 2021 (the “Indenture”), by and between the Company and UMB Bank, National Association, as trustee (the “Trustee”).

In connection with rendering the opinion set forth below, we have examined originals or copies of the Registration Statement, board resolutions, and such other records of the Company and other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In addition, we have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinion, certificates from officers of the Company. We have not independently established any of the facts upon which we have so relied. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. With respect to parties other than the Company and its subsidiaries, we have further assumed the due authorization of such documents by all parties, the due execution and delivery of such documents by each party, and that all agreements are the valid and binding agreements of all parties to such agreements. We also have made such examination of law as we have deemed appropriate.

The Board of Directors

First Northwest Bancorp

May 24, 2021

Based upon and subject to the foregoing, we are of the opinion that the Company is validly existing under the laws of the State of Washington, its jurisdiction of incorporation, has all necessary power and authority to create the obligations applicable to it under the Indenture and the Exchange Notes, and has taken the required steps under the laws of the State of Washington to authorize entering into its obligations under the Indenture and the Exchange Notes.

The foregoing opinion is limited to the laws of the State of Washington as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date. We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based on currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.

Hunton Andrews Kurth LLP may rely on the foregoing opinion for the sole purpose of issuing the opinions stated in its letter to the Company dated on or about the date hereof.

Very truly yours,

/s/ MILLER NASH LLP